Exhibit 99.1

News Release
Sunoco LP Announces First Quarter Financial and Operating Results

DALLAS, May 8, 2019 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the three-month period ended March 31, 2019.

Net income was $109 million versus net loss of $315 million in the first quarter of 2018. Results include a non-cash $47 million write-down on assets held for sale offset by $93 million of non-cash inventory adjustments.

Adjusted EBITDA(1) totaled $153 million compared with $109 million in the first quarter of 2018. Results were supported by an increase in the Partnership’s fuel volumes and lower operating expenses.

Distributable Cash Flow, as adjusted(1), was $99 million, compared to $85 million a year ago. This year-over-year increase reflects higher Adjusted EBITDA partially offset by higher cash interest expense and current income tax expense.

Recent Accomplishments and Other Developments

•
Reported current quarter cash coverage of 1.15 times and trailing twelve months coverage of 1.36 times. SUN’s leverage ratio of net debt to Adjusted EBITDA, calculated in accordance with its credit facility, was 4.24 times at the end of the first quarter.

•
Closed the private offering of $600 million in aggregate principal amount of 6.000% senior notes due 2027 on March 14, 2019. Net proceeds from this offering were used to repay a portion of the outstanding borrowings under SUN’s existing $1.5 billion revolving credit facility.

•
Signed a non-binding letter of intent to enter into a joint venture on a diesel fuel pipeline to West Texas. Energy Transfer LP (NYSE: ET) (“Energy Transfer”) will operate the pipeline for the joint venture, which will transport diesel fuel from Hebert, Texas to a terminal in the Midland, Texas area. The pipeline is expected to have an initial capacity of 30,000 barrels per day and is anticipated to be in service before the end of 2019.

Distribution
On April 25, 2019, the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2019 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution will be paid on May 15, 2019 to common unitholders of record on May 7, 2019.
Liquidity
At March 31, SUN had borrowings of $150 million against its revolving line of credit and other long-term debt of $2.9 billion. In the first quarter of 2019, SUN did not issue any common units through its at-the-market equity program.
Capital Spending
SUN's gross capital expenditures for the first quarter were $26 million, which included $22 million for growth capital and $4 million for maintenance capital.

Excluding acquisitions and expected capital commitment to the pipeline joint venture with Energy Transfer, SUN expects to spend approximately $90 million on growth capital and approximately $45 million on maintenance capital for the full year 2019.

SUN’s segment results and other supplementary data are provided after the financial tables below.

(1)
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under

"Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, May 9, at 9:30 a.m. CT (10:30 a.m. ET) to discuss first quarter results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts
Investors:
Scott Grischow, Vice President - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com
Derek Rabe, CFA, Manager - Investor Relations, Growth and Strategy
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(214) 840-5641, alyson.gomez@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2019	December 31, 2018
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$23	$56
Accounts receivable, net	490	374
Receivables from affiliates	2	37
Inventories, net	392	374
Other current assets	75	64
Assets held for sale	28	—
Total current assets	1,010	905

Property and equipment	2,066	2,133
Accumulated depreciation	(604)	(587)
Property and equipment, net	1,462	1,546
Other assets:
Lease right-of-use assets, net	542	—
Goodwill	1,560	1,559

Intangible assets	915	915
Accumulated amortization	(221)	(207)
Intangible assets, net	694	708
Other non-current assets	155	161
Total assets	$5,423	$4,879
Liabilities and equity
Current liabilities:
Accounts payable	$482	$412
Accounts payable to affiliates	30	149
Accrued expenses and other current liabilities	225	299
Operating lease current liabilities	24	—
Current maturities of long-term debt	6	5
Total current liabilities	767	865
Operating lease non-current liabilities	527	—
Revolving line of credit	150	700
Long-term debt, net	2,879	2,280
Advances from affiliates	81	24
Deferred tax liability	90	103
Other non-current liabilities	120	123
Total liabilities	4,614	4,095
Commitments and contingencies (Note 12)
Equity:
Limited partners:
Common unitholders (82,725,202 units issued and outstanding as of March 31, 2019 and 82,665,057 units issued and outstanding as of December 31, 2018)	809	784
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of March 31, 2019 and December 31, 2018)	—	—
Total equity	809	784
Total liabilities and equity	$5,423	$4,879

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions, except unit and per unit amounts)
Revenues:
Motor fuel sales	$3,583	$3,551
Non motor fuel sales	74	176
Lease income	35	22
Total revenues	3,692	3,749
Cost of sales and operating expenses:
Cost of sales	3,322	3,453
General and administrative	27	35
Other operating	84	98
Lease expense	14	15
Loss on disposal of assets and impairment charges	48	3
Depreciation, amortization and accretion	45	49
Total cost of sales and operating expenses	3,540	3,653
Operating income	152	96
Other expenses:
Interest expense, net	42	34
Loss on extinguishment of debt and other	3	109
Income (loss) from continuing operations before income taxes	107	(47)
Income tax expense (benefit)	(2)	31
Income (loss) from continuing operations	109	(78)
Loss from discontinued operations, net of income taxes	—	(237)
Net income (loss) and comprehensive income (loss)	$109	$(315)

Net income (loss) per common unit - basic:
Continuing operations - common units	$1.08	$(1.11)
Discontinued operations - common units	0.00	(2.63)
Net income (loss) - common units	$1.08	$(3.74)
Net income (loss) per common unit - diluted:
Continuing operations - common units	$1.07	$(1.11)
Discontinued operations - common units	0.00	(2.63)
Net income (loss) - common units	$1.07	$(3.74)
Weighted average limited partner units outstanding:
Common units - basic	82,711,188	89,753,950
Common units - diluted	83,380,167	90,271,751

Cash distributions per unit	$0.8255	$0.8255

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. Our financial statements reflect two reportable segments, fuel distribution & marketing and all other.
The key operating metrics and accompanying footnotes set forth below are presented for the three months ended March 31, 2019 and 2018 and have been derived from our historical consolidated financial statements.

	Three Months Ended March 31,
	2019				2018
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Motor fuel sales	$3,442	$141	$3,583		$3,106	$445	$3,551
Non motor fuel sales	19	55	74		14	162	176
Lease income	32	3	35		19	3	22
Total revenues	$3,493	$199	$3,692		$3,139	$610	$3,749
Gross profit (1):
Motor fuel sales	$258	$27	$285		$161	$44	$205
Non motor fuel sales	17	33	50		10	59	69
Lease	32	3	35		19	3	22
Total gross profit	$307	$63	$370		$190	$106	$296
Income (loss) from continuing operations	137	(28)	109		(58)	(20)	(78)
Loss from discontinued operations, net of taxes	—	—	—		—	(237)	(237)
Net income (loss) and comprehensive income (loss)	$137	$(28)	$109		$(58)	$(257)	$(315)
Adjusted EBITDA (2)	$118	$35	$153		$80	$29	$109
Distributable Cash Flow, as adjusted (2)			$99				$85
Operating Data:
Total motor fuel gallons sold (3)			1,941				1,857
Motor fuel gross profit cents per gallon (3) (4)			9.9	¢			10.5 ¢

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), and Adjusted EBITDA to Distributable Cash Flow, as adjusted:

	Three Months Ended March 31,
	2019	2018	Change
	(in millions)
Segment Adjusted EBITDA
Fuel distribution and marketing	$118	$80	$38
All other	35	29	6
Total	153	109	44
Depreciation, amortization and accretion (3)	(45)	(49)	4
Interest expense, net (3)	(42)	(36)	(6)
Non-cash compensation expense (3)	(3)	(3)	—
Loss on disposal of assets and impairment charges (3)	(48)	(26)	(22)
Loss on extinguishment of debt and other (3)	(3)	(129)	126
Unrealized gain on commodity derivatives (3)	6	—	6
Inventory adjustments (3)	93	26	67
Other non-cash adjustments	(4)	(3)	(1)
Income (loss) before income tax expense (3)	107	(111)	218
Income tax benefit (expense) (3)	2	(204)	206
Net income (loss) and comprehensive income (loss)	$109	$(315)	$424

Adjusted EBITDA	153	109	44
Cash interest expense (3)	40	34	6
Current income tax expense (3)	12	468	(456)
Transaction-related income taxes (5)	—	(480)	480
Maintenance capital expenditures (3)	4	3	1
Distributable Cash Flow	$97	$84	$13
Transaction-related expenses (3)	2	3	(1)
Series A Preferred distribution	—	(2)	2
Distributable Cash Flow, as adjusted	$99	$85	$14

Distributions to Partners:
Limited Partners	$68	$68
General Partner	18	18
Total distributions to be paid to partners	$86	$86
Common Units outstanding – end of period	82.7	82.5
Distribution coverage ratio (6)	1.15x	1.00x
___________________________
(1)Excludes depreciation, amortization and accretion.
(2)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
(3)Includes amounts from discontinued operations for the three months ended March 31, 2018.

(4)	Includes other non-cash adjustments and excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.
(5)Transaction-related income taxes primarily related to the 7-Eleven Transaction.

(6)
The distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to partners of Sunoco LP in respect of such a period.